UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2017

Nightfood Holdings, Inc.

Exact name of registrant as specified in its charter)

Nevada	333-193347	46-3885019
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 White Plains Road – Suite 520, Tarrytown, New York	10591
(Address of principal executive offices)	(Zip Code)

212-828-8275

Registrant’s telephone number, including area code

NA

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On February 13, 2017, the Registrant executed and delivered three agreements with Black Forest Capital, LLC (“BFC”) all of which were dated as of February 8, 2017.

The first agreement is an Equity Purchase Agreement (“EPA”) calling for the funding of up to $5,000,000 through the Registrant delivering puts of its common stock to BFC to purchase shares at 85% of the “Market Price” of the shares as determined and adjusted pursuant to the EPA. The EPA limits BFC’s ownership interest in the Registrant to 4.99% and requires that 20% of the proceeds of any puts be applied to repayment of the Registrant’s outstanding convertible notes. There is no assurance that the Registrant will realize any particular amount of funds under the EPA.

The second agreement is a Registration Rights Agreement (“RRA”) which requires the Registrant, at its expense, to file a registration statement on Form S-1 with respect to the shares issuable under the EPA, subject to certain numerical limitations under Securities and Exchange Commission rules.

Thirdly, the Registrant delivered a $32,500 principal amount promissory note (the “Note”) to BFC. The Note bears interest at 8% per annum and is due August 8, 2017. The Note is convertible into the Registrant’s common stock at a price equal the price on its issue date which was $0.225 and upon the occurrence of a default thereunder at 80% of the market price of the Registrant’s common stock as determined under the formulas set forth in the Note. The Registrant is required to apply 20% of the funds received under the EPA to the repayment of the Note.

The forgoing is a summary of the EPA, RRA and the Note and is qualified in its entirety by the EPA, RRA and Note, which are exhibits hereto.

Item 9.01   Financial Statements and Exhibits

Financial Information

None

Exhibits:

10.1	EPA.
10.2	RRA
10.3	Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NIGHTFOOD HOLDINGS, INC.

February 13, 2017	By:	/s/ Sean Folkson
Sean Folkson Chief Executive Officer

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